Exhibit 99.1

Investor Relations: Peter Williams – pwilliams@saba.com – Tel. +1-650 581-2500

Saba Announces Second Quarter Fiscal 2006 Financial Results

Total Revenues Grow 57% and License Revenue Grows 54% Over Same Quarter Last Year

Redwood Shores, Calif., January 5, 2006 – Saba (NASDAQ: SABA), a leading provider of human capital management (HCM) solutions, today reported financial results for its second quarter ended November 30, 2005.

Second Quarter Results

•	Total revenues in the second quarter of fiscal 2006 were $16.2 million, representing a 57% increase compared to $10.3 million in the same quarter last year.

•	License revenue was $5.1 million, representing a 54% increase compared to $3.3 million in the same quarter last year.

•	Maintenance and support revenue was $4.7 million, representing a 52% increase compared to $3.1 million in the same quarter last year.

•	Revenue from Saba Consulting, OnDemand and Education services was $6.4 million representing a 67% increase compared to $3.9 million in the same quarter last year.

•	Gross margins were 66% in the quarter compared to 69% in the same quarter of the prior fiscal year.

•	On a GAAP basis, net profit was $0.01 per share, or $131,000, compared to a net loss of $0.04 per share, or $682,000, in the same quarter last year.

•	Deferred revenue at November 30, 2005 was $13.1 million, a $1.4 million increase from $11.7 million at the end of the prior quarter.

•	Cash and cash equivalents increased by $1.9 million to $13.7 million from $11.8 million in the prior quarter.

•	Saba completed software deals for 21 customers in the quarter.

“We are pleased with the financial results announced today and are entering the third quarter with a solid pipeline. We are well positioned to achieve our growth objectives for the remainder of the year, as we continue to see a strong and growing market opportunity,” said Bobby Yazdani, chairman and CEO of Saba. “Saba remains committed to delivering the most advanced HCM solutions to the market. Our planned acquisition of Centra will expand Saba’s solution, combining Centra’s collaborative learning technologies with Saba’s learning management suite to deliver the industry’s first complete enterprise learning software solution.”

Saba Highlights From the Second Quarter of Fiscal Year 2006

Select Wins: In the second quarter of fiscal 2006, Saba concluded software license agreements with new customers in North America, EMEA, Latin America and Australia. These new wins include: Cadbury Schweppes (Mexico), Edwards Lifesciences, Highmark, New York Life, Queensland Government (Australia), and STMicroelectronics.

Select Expansions: Many existing Saba customers also expanded the number of licenses for current Saba products, purchased licenses for additional components of Saba’s HCM suite and/or secured additional services. These customers include: Abbey, ABN AMRO, Allianz, Allina Health Systems, Banco Itaú, BMW, BUPA, CEMEX, Continental Airlines, Credit Suisse, CSS, Daimler Chrysler, Danish Ministry of Finance, Dell, Hitachi, Kumba Resources, Medtronic, Nissan, Northrop Grumman, Novartis, Petrobras, Philips Electronics, Renault, Royal Bank of Scotland, Shinsei Bank, Sonogal, Sprint, Telmex, Union Bank of California (UBOC), Visteon, Volkswagen de Mexico and Wilkinson.

Public Sector Momentum: Saba also marked a significant accomplishment as the total number of its government, aerospace and defense, energy and education users has topped 5 million. With more than 100 public sector customers, Saba brings broad and deep experience to its partnerships with these organizations. In the first nine months of 2005, for example, the U.S. Naval Education and Training Command (NETC) supported more than 2.3 million enrollments from its sailors, retirees, reservists, family members and the Navy’s civilian workforce.

Solution Enhancements: Introducing its Competency-Driven HCM Solution™, Saba became the first HCM provider to offer a comprehensive competency management solution. Saba resells, integrates and certifies competency libraries with Saba Enterprise 2005, its award-winning next-generation HCM software suite, enabling companies to make real-time, strategic business decisions based on employee skills and competencies. Saba’s Competency-Driven HCM Solution is a one-stop-shop solution combining proven competency-based HCM infrastructure, leading HCM competency libraries and certified competency methodologies.

Services Growth: Saba recognized key milestones in both its Saba OnDemand™ application management service and its consulting services. Saba’s OnDemand service more than doubled in the last year, with over 700,000 users hosted as of early September 2005. Likewise, usage of Saba Consulting services doubled in the Americas region during the same period, with nine out of ten new Saba customers using the service and approximately one out of four new customers embracing Saba’s Rapid Start service approach.

Acquisition: Saba and Centra (NASDAQ: CTRA) announced plans for Saba to acquire Centra, extending Saba’s market leadership within the enterprise learning software industry. Centra’s collaborative learning offering and Saba’s enterprise learning management suite are complementary and together provide the industry’s first complete enterprise learning solution. Combined, the two companies serve 1,100 customer organizations, including over 50 of the Fortune 100. The transaction has been approved unanimously by the Boards of Directors of both companies and is expected to close during the third quarter of Saba’s fiscal year ending May 31, 2006, subject to stockholder approval and other customary closing conditions.

Business Outlook

The following statements are based on current expectations as of the date of this release. These statements are forward-looking, and actual results may differ materially. Saba does not undertake to update these targets in any way or for any reason.

•	On a standalone basis without giving effect to the Centra transaction, Saba anticipates revenue for its third quarter of fiscal 2006 (February 28, 2006) to be in the range of $16 million to $17 million.

•	On a standalone basis without giving effect to the Centra transaction, Saba anticipates GAAP net earnings per share for its third quarter of fiscal 2006 (February 28, 2006) to range from breakeven to a profit of $0.02.

Conference Call

The Company will host a conference call on second-quarter results at 2:00 p.m. Pacific Time on Thursday, January 5, 2006. The call will be available via Web cast at http://investor.saba.com or by dialing 1-612-332-0634.

A replay of the call will be available at http://investor.saba.com or by calling +1-320-365-3844 and entering code 805177, after 5:30 p.m. Pacific Time on January 5, 2006 through January 19, 2006 at 11:59 p.m. Pacific Time.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding Saba’s business outlook, including anticipated revenue and per share earnings, and statements regarding Saba’s market position, momentum, sales pipeline, ability to achieve growth objectives, strong and growing market opportunity and ability to close the Centra acquisition. Saba’s actual results could differ materially from those expressed in any forward-looking statements. Risks and uncertainties Saba faces that could cause results to differ materially include risks associated with: Saba’s dependence on growth of the markets for Saba’s products, dependence on acceptance of Saba’s products by customers and channel partners, the success of Saba’s alliances, the ability of Saba to close and successfully integrate the Centra acquisition; fluctuation in customer spending, length of Saba’s sales cycle, competition, rapid technological change, dependence on new product introductions and enhancements and potential software defects. Readers should also refer to the section entitled “Risk Factors” on pages 26 through 34 of Saba’s Annual Report on Form 10-K dated August 29, 2005 and similar disclosures in subsequent Saba periodic SEC reports. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

About Saba

Saba (NASDAQ: SABA) is a leading provider of integrated Human Capital Management (HCM) solutions. Saba enables The Aligned Enterprise™ by aligning goals, developing and motivating people, and measuring results — driving greater organizational performance.

More than 10 million current users in over 30 countries use Saba today. Customers include ABN AMRO, Alcatel, Bank of Tokyo-Mitsubishi, BMW, CEMEX, Cisco Systems, DaimlerChrysler, Dell, Deloitte Touche Tohmatsu, EDS, EMC Corporation, FedEx Kinko’s, Insurance Australia Group, Lockheed Martin, Medtronic, National Australia Bank, Novartis, Petrobras, Procter & Gamble, Scotiabank, Sprint, Standard Chartered Bank, Swedbank and the U.S. Army and U.S. Navy.

Headquartered in Redwood Shores, California, Saba has 20 offices worldwide. For more information, please visit www.saba.com or call (+1) 877-SABA-101 or (+1) 650-779-2791.

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Saba, the Saba logo, and the marks relating to other Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. All other trademarks are the property of their respective owners.

Saba Software, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	November 30, 2005	May 31, 2005
ASSETS

Current assets:
Cash and cash equivalents	$13,714	$15,408
Restricted cash	140	140
Accounts receivable, net	13,663	15,187
Prepaid expenses and other current assets	1,915	1,543

Total current assets	29,432	32,278

Property and equipment, net	937	874
Goodwill and other intangible assets	19,768	20,157
Other assets	858	990

Total assets	$50,995	$54,299

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,644	$4,975
Accrued expenses	5,527	7,498
Deferred revenue	12,574	12,406
Current portion of debt and lease obligations	4,557	2,300

Total current liabilities	28,302	27,179

Deferred revenue	513	51
Accrued rent	2,816	2,839
Debt and lease obligations, less current portion	—	3,396

Total liabilities	31,631	33,465

Stockholders’ equity:
Common stock	73	73
Additional paid-in capital	209,752	209,566
Treasury stock	(232)	(232)
Accumulated deficit	(189,919)	(188,428)
Accumulated other comprehensive loss	(310)	(145)

Total stockholders’ equity	19,364	20,834

Total liabilities and stockholders’ equity	$50,995	$54,299

Goodwill includes a preliminary allocation of the purchase price to acquired assets and assumed liabilities, and is subject to change.

Saba Software, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended November 30,		Six months ended November 30,
	2005	2004	2005	2004
Revenues:
License	$5,124	$3,318	$8,520	$5,840
Services	11,108	7,019	21,340	13,810

Total revenues	16,232	10,337	29,860	19,650

Cost of revenues:
Cost of license	34	97	293	176
Cost of services	5,505	3,144	10,547	6,159
Amortization of acquired developed technology	—	—	—	2

Total cost of revenues	5,539	3,241	10,840	6,337

Gross profit	10,693	7,096	19,020	13,313

Operating expenses:
Research and development	2,825	2,415	5,583	4,780
Sales and marketing	6,093	4,129	11,563	8,466
General and administrative	1,337	1,184	2,769	2,316
Amortization of purchased intangible assets	170	—	340	—

Total operating expenses	10,425	7,728	20,255	15,562

Income (loss) from operations:	268	(632)	(1,235)	(2,249)
Interest (expense) income and other, net	(111)	(10)	(222)	(28)

Income (loss) before provision for income taxes	157	(642)	(1,457)	(2,277)
Provision for income taxes	(26)	(40)	(34)	(82)

Net income (loss)	$131	$(682)	$(1,491)	$(2,359)

Basic net income (loss) per share	$0.01	$(0.04)	$(0.09)	$(0.16)

Diluted net income (loss) per share	$0.01	$(0.04)	$(0.09)	$(0.16)

Shares used in computing basic net income (loss) per share	17,523	16,107	17,407	15,061

Shares used in computing diluted net income (loss) per share	18,082	16,107	17,407	15,061